EXHIBIT 20.3

March 31, 2003

Chase Manhattan Bank USA National Association c/o JP Morgan Chase Institutional Trust Services 500 Stanton Christiana Road, OPS4, 3rd Floor Newark, Delaware 19713	Financial Security Assurance, Inc. Senior Vice President, Transaction Oversight Department 350 Park Avenue New York, NY 10022

Deutsche Bank Trust Company Americas Corporate Trust & Agency Services – Structured Finance Services 280 Park Avenue, 9th Floor New York, NY 10017	Moody’s Investors Services, Inc. ABS Monitoring Department 99 Church Street New York, NY 10007

Bank of America, N.A Swap Operations Sears Tower 233 South Wacker Drive, Suite 2800 Chicago, IL 60606-6306	Standard & Poor’s Rating Services Asset Backed Surveillance Department 55 Water Street New York, NY 10041

Bank of America, N.A. Capital Markets Department 315 Montgomery Street, CA5-704-10-25 San Francisco, CA 94104

Re:       Annual Statement as to Compliance for WFS Financial 2002-1 Owner Trust

Dear Sir or Madam:

OFFICERS’ CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement (“Agreement”) dated as of June 1, 1998, and to Section 3.09 of the Indenture (“Indenture”), dated as of the same date, the undersigned officers of WFS Financial Inc (the “Master Servicer”) certify that:

     (i)  a review of the activities of the Master Servicer since the closing date and of its performance under the Agreement and the Indenture has been made under such officers’ supervision, and

     (ii)  to the best of such officers’ knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement and the Indenture throughout such year and that no default under the Agreement or the Indenture has occurred.

/s/ Mark Olson	/s/ J. Keith Palmer
Mark Olson Senior Vice President and Controller	J. Keith Palmer Senior Vice President & Treasurer

cc:	A. Katz, Esq.